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                                        June 12, 1998



Level 3 Communications, Inc.
3555 Farnam Street
Omaha, Nebraska  68131

               Re:  Certain U.S. Federal Income Tax Consequences of the
                    Split-Off
                    ---------------------------------------------------

Gentlemen:

     We have acted as special tax counsel to Level 3 Communications, Inc. (formerly Peter Kiewit Sons', Inc.) ("PKS"), in connection with the distribution of Class R Convertible Common Stock (the "Class R Common Stock") and the exchange of each outstanding share of Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock (the "Class C Stock") for one share of Common Stock (the "PKS Holdings Stock") of Peter Kiewit Sons', Inc. (formerly PKS Holdings, Inc.) (the "Split-Off"), as described in the Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission (the "Commission") on November 10, 1997 (the "Registration Statement"). PKS has received a private letter ruling, dated February 27, 1998, from the Internal Revenue Service (the "Private Letter Ruling") pursuant to its request, submitted October 29, 1997 (such request, as thereafter supplemented, the "Ruling Request"). You have requested our opinion concerning certain United States federal income tax consequences of the Split-Off as set forth in the Private Letter Ruling. Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations, and covenants contained in

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Level 3 Communications, Inc.
June 12, 1998
Page 2



originals or copies, certified or otherwise identified to our satisfaction, of the Ruling Request, the Private Letter Ruling, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of such facts, information, representations, and covenants.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We have assumed that all of the transactions related to the Split-Off were consummated in the manner described in the Private Letter Ruling, the Ruling Request and the Registration Statement.

     In rendering our opinion, we have considered the Private Letter Ruling and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant, all of which are potentially subject to change, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

     Based solely on the foregoing, and subject to the discussion set forth under the caption "Material U.S. Federal Income Tax Considerations" in the Proxy Statement/Joint Prospectus included within the Registration Statement (the "Proxy Statement/Prospectus"), we are of the opinion that, under current law, for United States federal income tax purposes:

     (1) Except as described below, no gain or loss was recognized by PKS or PKS Holdings upon the exchange of the Class C Stock for PKS Holdings Stock pursuant to the Split-Off;


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Level 3 Communications, Inc.
June 12, 1998
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     (2)  A holder of Class C Stock did not recognize any gain or loss as a result of the exchange of Class C Stock for PKS Holdings Stock pursuant to the Split-Off;

     (3) A holder of Class C Stock had, immediately after the Split-Off, a tax basis for the shares of PKS Holdings Stock received in the Split-Off equal to a portion of his tax basis in the Class C Stock immediately before the Transaction, allocated in proportion to the relative fair market values of the Class R Common Stock and the Class C Stock at the time of the Class R Stock Distribution, the portion allocated to the Class C Stock after the Class R Stock Distribution being the basis of the PKS Holdings Stock; and

     (4) The holding period to a holder of Class C Stock for the shares of PKS Holdings Stock received in the Split-Off includes the period during which the holder held the Class C Stock exchanged therefor, provided that such Class C Stock was held as a capital asset at that time.

     Notwithstanding the foregoing, PKS recognized gain on the exchange of Class C Stock for PKS Holdings Stock pursuant to the Split-Off to the extent that shares of PKS Holdings Stock were treated as received by holders of Class C Stock who were not United States persons, as defined in the Code.

     Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of any transactions or events contemplated by or referred to in the Private Letter Ruling, the Ruling Request or the Registration Statement. This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated, referenced, or assumed herein or any subsequent changes in applicable law. This opinion is solely for your benefit and may not be used, circulated, quoted, or otherwise referred to for any purpose without our express written permission. We consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement by post-effective amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is re-


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Level 3 Communications, Inc.
June 12, 1998
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quired under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                   Sincerely yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom